                                                                    EXHIBIT 11.1

                                      PIXAR

                STATEMENT OF COMPUTATIONS OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                               Three Months Ended        Six Months Ended
                                                    June 30,                  June 30,
                                               1997         1996         1997         1996
                                            ----------   ----------   ----------   ----------

Weighted average number of shares               41,261       38,350       40,503       38,318
  outstanding
Common stock equivalents                         6,759        8,652        7,050        8,710
                                            ----------   ----------   ----------   ----------

Total shares used in computing net income
  (loss) per share                              48,020       47,002       47,553       47,028
                                            ==========   ==========   ==========   ==========

Net income from continuing operations       $    8,929   $    4,517   $   14,154       11,024
                                            ==========   ==========   ==========   ==========

Net income per share from continuing
  operations                                $     0.19   $     0.09   $     0.30   $     0.24
                                            ==========   ==========   ==========   ==========

Net income (loss) from discontinued
  operations                                $     --     $      273   $      (77)  $       45
                                            ==========   ==========   ==========   ==========

Net income (loss) per share from
  discontinued operations                   $     --     $     0.01   $     --     $     --
                                            ==========   ==========   ==========   ==========

Net income                                  $    8,929   $    4,790   $   14,077   $   11,069
                                            ==========   ==========   ==========   ==========

Net income per share                        $     0.19   $     0.10   $     0.30   $     0.24
                                            ==========   ==========   ==========   ==========


                                      -21-